EXHIBIT NUMBER 99.1


NEWS RELEASE
FOR IMMEDIATE RELEASE


            PRG-SCHULTZ REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS

                         EPS FROM CONTINUING OPERATIONS
        IN LINE WITH PREVIOUS EXPECTATIONS; REVENUES IMPACTED BY WEAKNESS
                        IN US ACCOUNTS PAYABLE BUSINESS;
                     CASH FLOW FROM OPERATIONS INCREASED 55%

ATLANTA, APRIL 28, 2003 - PRG-Schultz International, Inc. (Nasdaq: PRGX) today announced financial results for the first quarter 2003, updated its 2003 full-year outlook and provided an outlook for the second quarter 2003.

FIRST QUARTER 2003 FINANCIAL HIGHLIGHTS

o    Earnings from continuing operations were $0.07 per diluted share.
o    Revenues totaled $100.6 million:
     o    Revenues from Accounts Payable Services totaled $84.5 million.
     o    Revenues from Other Ancillary Services totaled $16.1 million.
o Operating income margin was 9.1% of revenues for the quarter, compared to 9.9% a year ago.
o EBITDA margin (equivalent to operating income margin of 9.1% of revenues plus depreciation and amortization of 4.1% of revenues) was 13.2% of revenues for the quarter, compared to 14.6% (equivalent to operating income margin of 9.9% of revenues plus depreciation and amortization of 4.7% of revenues) a year ago.
o Cash flow from operating activities increased to $12.7 million for the three months ended March 31, 2003, from $8.2 million for the same period a year ago.
o The Company incurred approximately $0.8 million, or $0.01 per diluted share in expenses associated with the integration of its US Accounts Payable Services operations.

John Cook, chairman and chief executive officer of PRG-Schultz stated, "We are pleased that we met our earnings objectives despite weakness in our US Accounts Payable Services revenues. Our international Accounts Payable Services business performed substantially in line with our expectations, and we continue to expect strong international growth for the remainder of 2003 and beyond. Furthermore, revenues and earnings from Meridian VAT Reclaim were significantly higher than planned due to unexpected volumes of cash-basis revenue collections from certain VAT authorities, yielding higher than expected results overall for Other Ancillary Services. We are also pleased that we generated strong cash flow from operations of $12.7 million for the quarter, representing an increase of 55% over the same period last year and that we further executed on our share repurchase program."

The Company noted that while revenues from US Commercial accounts approached the Company's previous expectations, it encountered significant and unexpected difficulties in US Retail accounts late during the quarter, with billings in the month of March falling significantly short of expectations. Although claim production volumes remained substantially intact, conversion of claims to revenues was significantly impacted by widespread caution on the part of many of the Company's clients. Several large clients revisited their respective internal claim processing and submission guidelines in light of the highly publicized inquiries by the Securities and Exchange Commission and other governmental entities concerning the accounting for vendor-supplied promotional allowances. This development was recognized late in the quarter due, in part, to the rapid nature of its unfolding.

FIRST QUARTER 2003 FINANCIAL RESULTS
Revenues for the first quarter of 2003 totaled $100.6 million, compared to $110.3 million in the first quarter of 2002. Revenues from Accounts Payable Services and Other Ancillary Services totaled $84.5 million and $16.1 million, respectively, for the quarter compared to $97.5 million and $12.8 million, respectively, a year ago. The year-over-year decrease of approximately 13% in Accounts Payable Services revenues was due to a decrease in revenues from the Company's US Accounts Payable Services operations, which declined approximately 22% year-over-year. Revenues from the Company's international Accounts Payable

Services operations increased approximately 15%. Revenues from Other Ancillary Services increased 26% year-over-year, due to the generation of the higher-than-expected revenues in the Company's Meridian VAT Reclaim business, as well as year-over-year increases in revenues from the Communications Services business.

Reported earnings from continuing operations for the first quarter of 2003 were $4.3 million, or $0.07 per diluted share, compared to $5.4 million, or $0.08 per diluted share, in the first quarter of 2002. As required under generally accepted accounting principles, after-tax interest and amortization expense related to the Company's convertible notes of approximately $1.0 million has been added back to earnings from continuing operations for the purpose of calculating diluted earnings per share for both the first quarter of 2003 and the first quarter of 2002. Correspondingly, the approximately 16.1 million common shares into which the convertible notes can be exchanged have been added to the diluted share count for both the first quarter of 2003 and the first quarter of 2002.

Operating income (EBIT) totaled $9.2 million, or 9.1% of revenues, compared to $10.9 million, or 9.9% of revenues, in the same period a year ago. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2003 totaled $13.3 million, or 13.2% of revenues, compared to $16.1 million, or 14.5% of revenues, in the first quarter of 2002. EBITDA is the equivalent of operating income (EBIT) of $9.2 million plus depreciation and amortization of $4.1 million for the first quarter of 2003 and $10.9 million plus depreciation and amortization of $5.2 million for the first quarter of 2002.

Effective January 1, 2002, the Company implemented SFAS 142, "Goodwill and Other Intangible Assets." SFAS 142 requires that an intangible asset with a finite life be amortized over its useful life and that an intangible asset with an infinite life and goodwill not be amortized but evaluated for impairment. During the second quarter of 2002, the Company and its advisors completed the required transitional testing and determined that $28.3 million goodwill pertaining to the Other Ancillary Services segment was impaired as of January 1, 2002. In accordance with generally accepted accounting principles, this non-cash impairment charge in the amount of $17.2 million on an after-tax basis was recorded as a cumulative effect of a change in accounting principle, retroactive to January 1, 2002.

During the first quarter of 2003, the Company recorded an after-tax gain from discontinued operations of $0.3 million to reflect receipt of a portion of the revenue-based royalty from the sale of the Logistics Management Services segment in October 2001 as adjusted for certain expenses accrued as part of the estimated loss on the sale of the segment. During the first quarter of 2002, the Company recorded a non-cash, after-tax gain from discontinued operations of $2.3 million, as required by generally accepted accounting principles, to return the accounting for the previously discontinued operations to the historical cost basis.

Schedule 3 provides summary financial results from continuing operations for the first quarter 2003 and 2002 by operating segment. Schedule 4 provides a reconciliation of EBITDA and Operating Income.

CASH FLOW, DSOS AND CAPITAL EXPENDITURES
Net cash from operating activities for the three months ended March 31, 2003 improved to approximately $12.7 million, compared to $8.2 million in 2002.

Company-wide, Days Sales Outstanding (DSOs) for the first quarter of 2003 stood at 53 days, unchanged from a year ago. DSOs for Accounts Payable Services were 61 days, compared to 56 days a year ago. Company-wide DSOs were lower than those for Accounts Payable Services, as two of the three business units which comprise the Other Ancillary Services reporting segment are on the cash basis of revenue recognition in accordance with Securities and Exchange Commission guidance.

Capital expenditures totaled approximately $3.5 million for the first quarter of 2003, compared to $5.7 million in the same period a year ago. Capital expenditures were significantly higher for the full year 2002 than the Company estimates for 2003 due to the acquisition and integration of HS&A, as well as the relocation of the Company's corporate headquarters in 2002. The Company continues to expect capital expenditures in 2003 to be in the range of $13 - $15 million.

SHARE REPURCHASES
On October 28, 2002, the Company announced that its Board of Directors authorized the repurchase of up to $50.0 million of PRG-Schultz common shares. Purchases may be made in the open market or in privately negotiated transactions from time to time and will depend on market conditions, business opportunities and other factors. During the first quarter 2003, the Company repurchased 688,300 shares for approximately $5.0 million. The Company funded the purchases and anticipates funding future purchases through a combination of cash flow from operations and borrowings under the Company's senior bank credit facility. There remains approximately $37.5 million of share repurchases available under the authorization.

Included in this authorization is the possibility of the Company exercising its second option to purchase up to approximately 1.45 million shares from an affiliate of PRG-Schultz director Howard Schultz, as previously announced in August 2002. This second option expires on May 9, 2003.

CLIENT BANKRUPTCY
On April 1, 2003, one of the Company's larger US Accounts Payable clients filed for Chapter 11 Bankruptcy Reorganization. During the quarter ended March 31, 2003, the Company received $5.5 million in payments on account from this client. A portion of these payments might be recoverable as "preference payments" under United States bankruptcy laws. It is not possible at this point to estimate whether a claim for repayment will ever be asserted and, if so, whether and to what extent it may be successful. Accordingly, neither the Company's financial statements for the quarter ended March 31, 2003, nor its forward-looking guidance contained herein include any expense provision with respect to this matter. Should a preference payment claim be asserted against the Company, the Company will vigorously defend against it.

2003 OUTLOOK
The Company noted that it is lowering its revenue and earnings expectations for 2003, reflecting the revenue shortfall in the first quarter and the challenges the Company is experiencing in its US Retail business, including anticipated future revenue losses as a result of the bankruptcy of one of the Company's larger clients. The Company expects, however, to maintain its estimates with respect to operating income and EBITDA as a percentage of revenues. The Company continues to expect strong revenue growth from its international operations of 18% - 22% and our current outlook continues to reflect overall growth in our diluted earnings per share from continuing operations of approximately 45% - 60% as well as increased operating cash flow in 2003 over 2002.

Full-year 2003
For the full-year 2003, total revenues from continuing operations are expected to range from $445 - $455 million. Revenues from Accounts Payable Services are estimated to range from $386 - $396 million. Revenues from Other Ancillary Services are estimated to approximate $59 million.

Diluted earnings per share from continuing operations are expected to range from $0.58 - $0.64 in 2003.

The Company anticipates generating operating income in the range of $75 - $80 million, or approximately 17% - 18% of revenues in 2003. EBITDA, which equals operating income plus depreciation and amortization (currently estimated to be approximately $18 million for 2003), is expected to be in the range of $93 - $98 million, or 21% - 22% of revenues.

Second Quarter 2003
For the second quarter 2003, total revenues from continuing operations are expected to range from $106 - 109 million. Revenues from Accounts Payable Services are estimated to range from $89 - 92 million. Revenues from Other Ancillary Services are estimated to approximate $17 million.

Diluted   earnings  per  share  from  continuing   operations  are  expected  to
approximate $0.09 - $0.10 in the second quarter of 2003.

The Company noted that, compared to 2002, it expects a greater portion of annual revenues and earnings for 2003 to be generated in the second half of the year, which is more representative of the Company's historical experience.

CONFERENCE CALL AND WEBCAST INFORMATION
PRG-Schultz will hold a conference call today, April 28, 2003 at 10 a.m. ET. Listeners in the U.S. and Canada should dial 800.374.0518 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. or Canada should dial 706.643.1837. To access the conference call, provide the leader's name 'John Cook', reference the Company, and provide the passcode 'PRGX.'

The teleconference will also be audiocast on the Internet at www.prgx.com. Microsoft Windows Media Player is required to access the audiocast and can be downloaded from www.microsoft.com/windows/mediaplayer.

ABOUT PRG-SCHULTZ INTERNATIONAL, INC.
Headquartered in Atlanta, PRG-Schultz International, Inc. (PRG-Schultz) is the world's leading provider of recovery audit services. PRG-Schultz employs approximately 3,500 employees, providing clients in over 40 countries with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG-Schultz industry specialists review client invoices, purchase orders, receiving documents, databases, and correspondence files to recover lost profits due to overpayments or under-deductions. PRG-Schultz is retained on a pay-for-performance basis, receiving a percentage of each dollar recovered.

FORWARD LOOKING STATEMENTS
Statements made in this news release which look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include the following: (i) if the current economic slowdown worsens, our clients may not make sufficient levels of purchases from which to deduct our claim findings and we therefore may be unable to recognize anticipated revenues, (ii) we may experience revenue losses or delays as a result of our clients' potential revision of claim approval and claim processing guidelines, (iii) the bankruptcy of any of our larger clients, or of any such clients' larger customers or suppliers, could impair then-existing accounts receivable and reduce expected future revenues from such clients, (iv) a portion of $5.5 million in payments on account from a bankrupt client of the Company received during the quarter ended March 31, 2003 might be recoverable as "preference payments" under United States bankruptcy laws and, if so, would result in the recording of an expense provision in the Company's financial statements, (v) modifications to auditor compensation models may negatively impact employee retention, and therefore, our ability to generate revenues, (vi) the businesses comprising the Other Ancillary Services segment may require additional time and effort of Company executives and additional Company resources to help them achieve desired profitability and may distract management from its focus on the Company's core Accounts Payable Services business, and there is no guarantee that the Company can operate these businesses efficiently and profitably, (vii) we may not achieve anticipated expense savings, (viii) we have violated our debt covenants in the past and may inadvertently do so in the future, (ix) our past and future investments in technology and e-commerce may not benefit our business, (x) our Accounts Payable Services businesses may not grow as expected, and we may not be able to increase the number of clients, particularly commercial clients, utilizing broad-scope audits, (xi) our international expansion may prove unprofitable, and (xii) the integration of our US Accounts Payable Services operations may adversely affect our ability to generate anticipated revenues and profits and may not be successful or may require more time, management attention or expense than we currently anticipate. Other risks and uncertainties that may affect our business include (i) the possibility of an adverse judgment in pending securities litigation, (ii) potential timing issues that could delay revenue recognition,
(iii) future weakness in the currencies of countries in which we transact business, (iv) changes in economic cycles, (v) competition from other companies,
(vi) changes in governmental regulations applicable to us, and other risk factors discussed in our Securities and Exchange Commission filings, including the Company's Form 10-K as filed with the Securities and Exchange Commission on March 17, 2003. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

                                      # # #


CONTACT:  Leslie H. Kratcoski
          Investor Relations
          (770) 779-3099

                                               SCHEDULE 1
                            PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES
                             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                               (UNAUDITED)
                                                                               THREE MONTHS
                                                                             ENDED MARCH 31,
                                                                 -----------------------------------------
                                                                        2003                  2002
                                                                 -------------------    ------------------

Revenues                                                           $    100,645           $     110,286
Cost of revenues                                                         61,930                  63,248
Selling, general and administrative expenses                             29,551                  36,141
                                                                 -------------------    ------------------
     Operating income                                                     9,164                  10,897

Interest (expense), net                                                  (2,212)                 (2,245)
                                                                 -------------------    ------------------
     Earnings from continuing operations before income taxes,
       discontinued operations and cumulative effect of
       accounting change                                                  6,952                   8,652

Income taxes                                                              2,607                   3,287
                                                                 -------------------    ------------------
     Earnings from continuing operations before discontinued
       operations and cumulative effect of accounting change              4,345                   5,365

Discontinued operations:
     Gain on disposal / retention of discontinued operations,
       net of income taxes                                                  324                   2,310
                                                                 -------------------    ------------------
     Gain from discontinued operations                                      324                   2,310
                                                                 -------------------    ------------------
     Earnings before cumulative effect of accounting change               4,669                   7,675

Cumulative effect of accounting change, net of income taxes                   -                 (17,208)
                                                                 -------------------    ------------------
     Net earnings (loss)                                           $      4,669           $      (9,533)
                                                                 ===================    ==================

Basic earnings (loss) per share:

     Earnings from continuing operations before discontinued
       operations and cumulative effect of accounting change       $       0.07           $        0.09
     Discontinued operations                                                  -                    0.04
     Cumulative effect of accounting change                                   -                   (0.29)
                                                                 -------------------    ------------------
     Net earnings (loss)                                           $       0.07                   (0.16)
                                                                 ===================    ==================

Diluted earnings (loss) per share:

     Earnings from continuing operations before discontinued
       operations and cumulative effect of accounting change       $       0.07           $        0.08
     Discontinued operations                                                  -                    0.03
     Cumulative effect of accounting change                                   -                   (0.22)
                                                                 -------------------    ------------------
     Net earnings (loss)                                           $       0.07           $       (0.11)
                                                                 ===================    ==================

Weighted average shares outstanding:
     Basic                                                               62,382                  59,531
                                                                 ===================    ==================
     Diluted                                                             78,910                  76,612
                                                                 ===================    ==================

                                                       SCHEDULE 2
                                    PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES
                                         CONDENSED CONSOLIDATED BALANCE SHEETS
                                                 (AMOUNTS IN THOUSANDS)
                                                      (UNAUDITED)

                                                                                      MARCH 31,           DECEMBER 31,
                                                                                         2003                 2002
                                                                                   -----------------    -----------------
                                                       ASSETS
Current assets:
     Cash and cash equivalents                                                       $    19,223           $    14,860
     Receivables:
        Contract receivables                                                              58,840                69,976
        Employee advances and miscellaneous receivables                                    2,652                 3,600
                                                                                   -----------------    -----------------
            Total receivables                                                             61,492                73,576
                                                                                   -----------------    -----------------
     Funds held for client obligations                                                    17,431                 9,043
     Prepaid expenses and other current assets                                             3,846                 4,068
     Deferred income taxes                                                                24,370                25,930
                                                                                   -----------------    -----------------
            Total current assets                                                         126,362               127,477
Property and equipment                                                                    34,923                35,057
Goodwill                                                                                 372,046               371,833
Intangible assets                                                                         35,748                36,214
Deferred income taxes                                                                     10,774                10,628
Other assets                                                                               4,488                 4,571
                                                                                   -----------------    -----------------
             Total assets                                                            $   584,341           $   585,780
                                                                                   =================    =================

                                     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Current installments of long-term debt                                          $     4,827           $     5,527
     Obligation for client payables                                                       17,431                 9,043
     Accounts payable and accrued expenses                                                24,624                24,269
     Accrued payroll and related expenses                                                 38,382                50,411
     Deferred revenue                                                                      5,063                 2,665
                                                                                   -----------------    -----------------
            Total current liabilities                                                     90,327                91,915
Long-term debt, excluding current installments                                            26,554                26,363
Convertible notes, net of unamortized discount of $3,290 in 2003 and
     $3,509 in 2002                                                                      121,710               121,491
Deferred compensation                                                                      3,533                 4,011
Other long-term liabilities                                                                4,105                 4,115
                                                                                   -----------------    -----------------
            Total liabilities                                                            246,229               247,895
                                                                                   -----------------    -----------------
Shareholders' equity:
     Preferred stock                                                                           -                     -
     Common stock                                                                             67                    67
     Additional paid-in capital                                                          492,072               491,894
     Accumulated deficit                                                                (106,009)             (110,678)
     Accumulated other comprehensive loss                                                 (1,282)               (1,601)
     Less treasury stock at cost                                                         (46,210)              (41,182)
     Unearned portion of restricted stock                                                   (526)                 (615)
                                                                                   -----------------    -----------------
            Total shareholders' equity                                                   338,112               337,885
                                                                                   -----------------    -----------------

            Total liabilities and shareholders' equity                               $   584,341           $   585,780
                                                                                   =================    =================

                                 SCHEDULE 3
              PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES
        SUMMARY OPERATING SEGMENT RESULTS FROM CONTINUING OPERATIONS
                                (UNAUDITED)

THREE MONTHS ENDED MARCH 31
(IN THOUSANDS EXCEPT EARNINGS PER SHARE DATA)

                                 ---------------------------------------------
                                        2003                     2002
                                 ---------------------------------------------
                                  $            % REV.      $            % REV.
------------------------------------------------------------------------------
ACCOUNTS PAYABLE SERVICES
Revenues                          $  84,533                $  97,498
Operating Income                  $  15,927     18.9%      $  24,538     25.2%
------------------------------------------------------------------------------

OTHER ANCILLARY SERVICES
Revenues                          $  16,112                $  12,788
Operating Income                  $   5,180     32.1%      $   2,559     20.0%
------------------------------------------------------------------------------

CORPORATE SUPPORT
Operating Income                 ($  11,943)   -11.9%     ($  16,200)   -14.7%
------------------------------------------------------------------------------

TOTAL
Revenues                          $ 100,645                $ 110,286
Operating Income                  $   9,164      9.1%      $  10,897      9.9%

Earnings from
Continuing Operations             $   4,345      4.3%      $   5,365      4.9%

Diluted Earnings Per Share from
Continuing Operations             $    0.07                $    0.08

Diluted Shares                       78,910                   76,612
------------------------------------------------------------------------------

Note:
Earnings from Continuing Operations and Diluted Earnings Per Share From Continuing Operations are prior to Earnings from Discontinued Operations (2002 &
2003) and Cumulative Effect of an Accounting Change (2002).

                                   SCHEDULE 4
                PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES
  SUMMARY EBITDA AND OPERATING INCOME FROM CONTINUING OPERATIONS RECONCILIATION
                                   (UNAUDITED)

(IN THOUSANDS)
                                                           THREE MONTHS
                                                          ENDED MARCH 31,
                                                       2003            2002
--------------------------------------------------------------------------------
ACCOUNTS PAYABLE SERVICES:
Operating Income                                     $ 15,927       $ 24,538

Add-back:
Depreciation and Amortization                        $  1,998       $  1,716
-----------------------------                       -------------  -------------

EBITDA                                               $ 17,925       $ 26,254

EBITDA as % of Accounts Payable Services Revenues        21.2%         26.9%
--------------------------------------------------------------------------------
OTHER ANCILLARY SERVICES:
Operating Income                                     $  5,180       $  2,559

Add-back:
Depreciation and Amortization                        $    345       $    356
-----------------------------                       ------------   -------------

EBITDA                                               $  5,525       $  2,915

EBITDA as % of Other Ancillary Services Revenues         34.3%          22.8%
--------------------------------------------------------------------------------
CORPORATE SUPPORT:
Operating Income                                     $(11,943)      $(16,200)

Add-back:
Depreciation and Amortization                        $  1,820       $  3,097
-----------------------------                       ------------   -------------

EBITDA                                               $(10,123)      $(13,103)
--------------------------------------------------------------------------------
TOTAL COMPANY:
Operating Income                                     $  9,164       $ 10,897

Add-back:
Depreciation and Amortization                        $  4,163       $  5,169
-----------------------------                       ------------   -------------

EBITDA
                                                     $ 13,327       $ 16,066

EBITDA as % of Total Company Revenues                    13.2%          14.6%
--------------------------------------------------------------------------------

In this press release, the Company has provided a financial measure, EBITDA, defined as earnings from continuing operations before interest, taxes, depreciation and amortization. EBITDA is considered a 'non-GAAP' financial measure within the meaning of Regulation G and may not be similar to EBITDA measures employed by other companies. EBITDA is presented solely as a supplemental disclosure because management believes it to be an effective measure of the Company's core operating performance and the ability of the Company's operations to contribute to its liquidity. EBITDA should not be considered in isolation of or as a substitute for other measures for determining operating performance or liquidity that are calculated in accordance with GAAP. This schedule provides a reconciliation of EBITDA to operating income, the most directly comparable GAAP measure.